                     [JONES, DAY, REAVIS & POGUE LETTERHEAD]

                                                                     Exhibit 5.1



                                 June 23, 1998



Grant Geophysical, Inc.
16850 Park Row
Houston, Texas 77084

                    Re: 3,459,414 Shares of Common Stock, par value $.001 per share, of Grant Geophysical, Inc.
                             -------------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel for Grant Geophysical, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (Registration Statement No. 333-43219) filed by the Company with the Securities and Exchange Commission (the "Registration Statement") relating to 3,459,414 shares of common stock, par value $.001 per share, of the Company ("Common Stock") held by Elliott Associates, L.P. ("Elliott") and Westgate International, L.P. ("Westgate").


                  In rendering this opinion, we have assumed that the signatures on all documents examined by us are genuine. We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereupon, we are of the opinion that an aggregate of 3,459,414 shares of Common Stock held by Elliott and Westgate on the date hereof and subject to the Registration Statement are duly authorized, validly issued, fully paid and nonassessable.


                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                    Very truly yours,



                                    /s/ JONES, DAY, REAVIS & POGUE